Exhibit 99.1

The Lubrizol Corporation 29400 Lakeland Boulevard, Wickliffe, Ohio 44092-2298
News Release

FOR RELEASE:	Immediately

FROM:	Financial/Investor Contact	Media Contact
	Joanne Wanstreet	David L. Cowen
	440/347-1252	440/347-5333
Web Site: http://www.lubrizol.com
Lubrizol Announces Higher Earnings, Revenues and Cash Flow in Third Quarter 2005
•	Net income increased 51% to $48.6 million, including restructuring and impairment charges and discontinued operations

•	Revenues up 11% to $1.0 billion in the quarter

•	Cash flow from operations of $284 million for the first nine months increased 47% over the same period in 2004

•	Strong results in both segments reflect successful improvements in selling prices and product mix
CLEVELAND, OH, October 27, 2005 — The Lubrizol Corporation (NYSE:LZ) announced that consolidated earnings for the third quarter ended September 30, 2005 were $48.6 million or $.71 per basic share, including restructuring and impairment charges of $.07 per share and earnings from discontinued operations of $.05 per share. Consolidated earnings for the third quarter of 2004 were $32.2 million or $.61 per basic share and included restructuring charges of $.13 per share and earnings from discontinued operations of $.01 per share. Excluding restructuring and impairment charges in both periods, as well as a favorable third-quarter 2004 purchase price allocation adjustment of $.02 per share for in-process research and development (IPR&D), adjusted earnings from continuing operations were $49.8 million or $.73 per basic share in the third quarter of 2005 compared to $37.3 million or $.71 per basic share in the third quarter of 2004. Earnings per share were based on 68.1 million weighted average basic shares outstanding for the third quarter of 2005 and 52.5 million average basic shares outstanding for the third quarter of 2004.
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EPS Reconciliation

Basic earnings per share	Q3 05	Q3 04	% Change

Net income per share, basic	$0.71	$0.61	16%
Discontinued operations	(0.05)	(0.01)

EPS from continuing operations	0.66	0.60	10%

Restructuring and impairment charges	0.07	0.13
Credit for acquired IPR&D	—	(0.02)

Adjusted basic EPS from continuing operations	$0.73	$0.71	3%

Average shares outstanding (in millions)	68.123	52.474	30%
Earnings for the third quarter of 2005 increased compared to the prior-year third quarter primarily as a result of improved price and product mix, which more than offset higher raw material costs. The restructuring and impairment charges of $.07 per share in the quarter primarily consisted of a non-cash charge related to impairment of assets associated with a business that is targeted for divestiture. Earnings from discontinued operations consisted of $.04 per share of gain on the sale of Lubrizol Performance Systems (LPS), which was divested on September 21, 2005, and $.01 per share for LPS operations in the quarter. LPS was reported previously in the Lubricant Additives segment.
Consolidated revenues for the quarter were $1,014.1 million, and increased 11 percent compared to third-quarter 2004 revenues of $917.1 million. Cash flow from operations was $143.3 million in the quarter compared to $96.3 million in the third quarter of 2004. Long-term debt was reduced by $146.9 million in the quarter.
Results for Nine Months
For the first nine months of 2005, consolidated revenues were $3.04 billion compared with $2.21 billion for the first nine months of 2004. Consolidated earnings for the first nine months of 2005 were $157.2 million or $2.32 per basic share, including restructuring and impairment charges of $.19 per share and earnings from discontinued operations of $.08 per share. Earnings for the first nine months of 2004 were $73.6 million, or $1.42 per basic share, including restructuring charges of $.22 per share, IPR&D charges of $.40 per share, a first-quarter currency forward contract gain of $.08 per share related to the January 2004 acquisition of Hyperdispersants and earnings from discontinued operations of $.01 per share. Excluding restructuring and impairment charges and discontinued operations for both periods, as well as IPR&D and the currency forward contract gain in 2004, earnings of $2.43 per basic share for the first nine months of 2005 increased 25 percent from $1.95 per basic share for the first nine months of 2004. Cash flow from operations for the first nine months was $283.8 million in 2005 compared to $192.6 million in 2004.
Quarterly Segment Results
Lubricant Additives segment revenues were $574.1 million in the third quarter of 2005 and increased 13 percent from the third quarter of 2004. The combination of price and product mix increased revenues 12 percent and shipment volume increased 1 percent compared to the strong third quarter a year ago. In the second quarter of this year, segment revenues benefited from a competitor’s supply disruption and some of this spot business continued through the third
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quarter. Hurricane Rita bypassed the segment’s two Houston-area manufacturing facilities without causing damage. The plants were shut down briefly in preparation for the storm. The unfavorable impact of the hurricane-related interruption was approximately $6 million for the quarter, consisting of $3 million of gross profit on products that did not ship in the quarter and $3 million of higher manufacturing costs. Segment operating income increased 4 percent from the prior-year third quarter to $68.6 million. Stronger price and mix, slightly higher shipment volume and good expense control more than offset higher raw material costs and the impact of the hurricane. Segment operating margin was 11.9 percent for the third quarter and 12.9 percent for the first nine months of 2005. In response to continuing increases in raw material and energy costs, the segment implemented and announced multiple price increases in the quarter and in October.
Specialty Chemicals segment revenues of $440.0 million increased 8 percent in the quarter compared to the third quarter a year ago as a result of 13 percent improvement in price and product mix partially offset by 5 percent volume decline. Specialty Chemicals operating income was $47.5 million in the third quarter of 2005, compared to segment operating income of $29.6 million in the prior-year third quarter, which included an inventory step-up charge of $4.9 million. Segment operating margin was 10.8 percent for the third quarter of 2005, compared to 8.5 percent margin for the third quarter of 2004, excluding the inventory step-up charge. Price increases or surcharges have been announced in each of the product lines since the beginning of the third quarter and are taking effect in the fourth quarter.
The Consumer Specialties product line, consisting of Personal Care Products and Food Ingredients and Industrial Specialties, reported revenues of $180.4 million in the third quarter for an increase of 9 percent from the third quarter of 2004. Shipments of Carbopol® thickeners and polymers for personal care products continued to grow at double-digit rates. As for the prior quarters of 2005, implementation of price increases caused shipment volumes to decline in low-margin specialty surfactants for personal care products and food ingredients.
The Performance Coatings product line reported revenues of $146.3 million in the quarter, for an increase of 6 percent from the third quarter of 2004. Higher selling prices more than offset weak demand for printing varnishes and for our North American and European textile coatings markets that are continuing to relocate to Asia. As a result of a reorganization launched in the second quarter, Performance Coatings has begun to realize technical and commercial synergies between the legacy Lubrizol and Noveon International organizations.
The Specialty Materials product line reported third-quarter revenues of $113.3 million, which increased 9 percent from the third quarter of 2004 driven primarily by higher selling prices. Demand for Estane® thermoplastic polyurethane increased in the quarter, as new applications for athletic footwear, explosion-proof security glass, paint-protection films and medical applications, including I.V. tubing, more than offset the non-recurrence of last year’s large shipments for military applications, including fuel and water tank linings. Demand for TempRite® engineered polymers rebounded sequentially as anticipated, following a second-quarter inventory correction. North American new and retrofit construction markets for plumbing, industrial and fire sprinkler piping were strong for TempRite polymers in the quarter, partially as a result of continuing high costs of competing copper and steel.
Earnings Outlook
The company updated its full-year earnings guidance for 2005 to reflect discontinued operations and hurricane-related higher raw material and energy costs, which are projected to be partially
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offset by higher selling prices. Full-year guidance is projected to be in the range of $2.72 to $2.82 per basic share. Excluding restructuring and impairment charges of $.20 per share and discontinued operations of $.07 per share, updated guidance for earnings from continuing operations is in the range of $2.85 to $2.95 per basic share. Previous guidance of $2.75 to $2.90 per basic share included restructuring charges of $.15 per share. Excluding restructuring charges, previous earnings guidance was $2.90 to $3.05 per basic share.
Commentary
Commenting on the results, James L. Hambrick, Chairman, President and Chief Executive Officer, said: “We had an excellent third quarter, despite challenges presented to our industry by Hurricanes Katrina and Rita. Strong product demand combined with pricing actions made necessary by rising raw material and energy costs delivered substantially improved earnings relative to the comparable quarter of 2004. We generated strong cash flow during the period. We also remained focused on our balance sheet and have accelerated the pre-payment of our bank debt.
“While our manufacturing facilities suffered no damage as a result of the recent storms, certain of our suppliers were not as fortunate. Hurricane-related supplier outages resulted in continuing tight supplies and higher costs of some raw materials. We were able to implement contingency plans for raw material supplies to keep up with strong demand. We continued to move aggressively, and with shorter time cycles, to pass raw material cost increases on to the market.
“I am pleased with our progress toward our strategic goals this year, as we continue to find opportunities for additional cost savings and organic growth across the company. Our divestiture of profitable non-core businesses, having combined annual revenues of $500 million, remains on plan with the first sale completed in the quarter. Marketing activities for the remaining businesses continue.
“Looking forward, we have already announced additional price increases across the business that will become effective in the fourth quarter and are needed to respond to the most recent spikes in the costs of raw materials, energy and transportation. Security of supply has become a more significant issue and we continue to prove our capabilities in this area with our customers. Our fundamental product demand remains strong. We continue to see growth opportunities across all business segments. Although the hurricanes’ aftermath creates some uncertainties on both the supply and demand sides of the specialty chemicals industry in the fourth quarter, we are executing well and believe that our 2005 results will be significantly improved compared to 2004.”
Conference Call on the Web
An audio webcast of the third quarter earnings conference call with investors will be available live today at 1:00 p.m. Eastern time on the investor earnings release site of www.lubrizol.com and will be archived for 30 days. Following the call, a transcript will be posted on the investor earnings release page of the web site.
About Lubrizol
The Lubrizol Corporation (NYSE: LZ) is an innovative specialty chemical company that produces and supplies technologies that improve the quality and performance of our customers’ products in the global transportation, industrial and consumer markets. These technologies include lubricant additives for engine oils, other transportation-related fluids and industrial lubricants, as well as fuel additives for gasoline and diesel fuel. In addition, Lubrizol makes
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ingredients and additives for personal care products and pharmaceuticals; specialty materials, including plastics technology; performance coatings in the form of specialty resins and additives; and additives for the food and beverage industry. Lubrizol’s industry-leading technologies in additives, ingredients and compounds enhance the quality, performance and value of customers’ products, while reducing their environmental impact.
With headquarters in Wickliffe, Ohio, The Lubrizol Corporation owns and operates manufacturing facilities in 21 countries, as well as sales and technical offices around the world. Founded in 1928, Lubrizol has more than 7,700 employees worldwide. In June 2004, Lubrizol acquired Noveon International, Inc. With Noveon, Lubrizol generated annual pro forma revenues of $3.7 billion in 2004 and $3.2 billion in 2003. For more information, visit www.lubrizol.com.
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This press release contains forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements relate to anticipated trends and expectations rather than historical matters. Forward-looking statements are subject to uncertainties and factors relating to the company’s operations and business environment that are difficult to predict and may be beyond the control of the company. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by forward-looking statements. Uncertainties and risk factors that could affect the future performance of the company and cause results to differ from the forward-looking statements in this press release include, but are not limited to, the increased leverage resulting from the financing of the Noveon International, Inc. acquisition; the company’s ability to raise prices in an environment of increasing raw material prices; the delay or inability to fully integrate Noveon International and obtain anticipated synergies; conditions affecting the company’s customers, suppliers and the industries that it serves; competitors’ responses to the company’s products; changes in accounting, tax or regulatory practices or requirements; and other factors that are set forth in the company’s most recently filed reports with the Securities and Exchange Commission. The forward-looking statements contained herein represent the company’s judgment as of the date of this release and it cautions readers not to place undue reliance on such statements. The company assumes no obligations to update the statements contained in this release.
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THE LUBRIZOL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In Millions Except Per Share Data)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2005	2004	2005	2004
Net sales	$1,013.4	$915.9	$3,035.8	$2,207.8
Royalties and other revenues	0.7	1.2	2.2	3.4

Total revenues	1,014.1	917.1	3,038.0	2,211.2
Cost of sales	765.4	688.5	2,267.6	1,640.1
Selling and administrative expenses	93.1	86.7	278.7	207.2
Research, testing and development expenses	49.9	51.0	151.0	136.9
Amortization of intangible assets	6.3	5.0	18.9	11.4
Write-off of (credit for) acquired in-process research and development	—	(1.5)	—	33.5
Restructuring and impairment charges	7.4	10.5	18.9	17.9

Total costs and expenses	922.1	840.2	2,735.1	2,047.0

Other income (expense) — net	(0.8)	0.2	0.9	2.5
Interest expense — net	25.1	26.1	74.4	48.5

Income from continuing operations before income taxes	66.1	51.0	229.4	118.2
Provision for income taxes	21.3	19.6	77.1	45.1

Income from continuing operations	44.8	31.4	152.3	73.1
Discontinued operations — net of tax	3.8	0.8	4.9	0.5

Net income	$48.6	$32.2	$157.2	$73.6

Basic earnings per share
Continuing operations	$0.66	$0.60	$2.24	$1.41
Discontinued operations	0.05	0.01	0.08	0.01

Net income per share, basic	$0.71	$0.61	$2.32	$1.42

Diluted earnings per share
Continuing operations	$0.65	$0.60	$2.22	$1.40
Discontinued operations	0.05	0.01	0.07	0.01

Net income per share, diluted	$0.70	$0.61	$2.29	$1.41

Weighted average common shares outstanding	68.1	52.5	67.8	52.0

THE LUBRIZOL CORPORATION
CONSOLIDATED BALANCE SHEETS
(In Millions of Dollars)

	September 30,	December 31,
	2005	2004
Assets
Cash and short-term investments	$252.9	$335.9
Receivables	620.3	582.8
Inventories	559.9	568.7
Other current assets	112.8	110.6

Total current assets	1,545.9	1,598.0
Property and equipment — net	1,186.0	1,317.9
Goodwill and intangible assets — net	1,556.5	1,590.9
Investments and other assets	59.7	59.5

Total	$4,348.1	$4,566.3

Liabilities and Shareholders’ Equity
Short-term debt and current portion of long-term debt	$3.0	$8.2
Accounts Payable	310.1	339.6
Accrued expenses and other current liabilities	346.4	309.5

Total current liabilities	659.5	657.3
Long-term debt	1,689.6	1,964.1
Other noncurrent liabilities	371.6	367.8

Total liabilities	2,720.7	2,989.2

Minority interest in consolidated companies	53.0	53.6

Shareholders’ equity	1,574.4	1,523.5

Total	$4,348.1	$4,566.3

THE LUBRIZOL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Millions of Dollars)

	Nine Months
	Ended September 30,
	2005	2004
Cash provided by (used for):
Operating activities:
Net income	$157.2	$73.6
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	135.6	108.8
Write-off of acquired in-process research and development	—	33.5
Restructuring and impairment charges	11.1	2.8
Net change in working capital	(51.5)	(32.8)
Other items — net	31.4	6.7

Total operating activities	283.8	192.6

Investing activities:
Capital expenditures	(91.5)	(82.4)
Acquisitions	—	(958.2)
Divestitures and sales of property	17.2	1.8
Other items — net	(0.2)	(0.3)

Total investing activities	(74.5)	(1,039.1)

Financing activities:
Changes in short-term debt — net	(4.9)	(69.7)
Repayments of long-term debt	(475.2)	(1,118.0)
Long-term debt borrowings	213.8	1,743.2
Dividends paid	(52.7)	(40.3)
Proceeds from issuance of common shares	—	427.2
Payment of debt issuance costs	—	(16.8)
Payment of treasury rate lock settlement	—	(73.9)
Proceeds from the exercise of stock options	37.4	12.8

Total financing activities	(281.6)	864.5

Effect of exchange rate changes on cash	(10.7)	7.4

Net decrease in cash and short-term investments	(83.0)	25.4
Cash and short-term investments at the beginning of period	335.9	258.7

Cash and short-term investments at the end of period	$252.9	$284.1

THE LUBRIZOL CORPORATION
SEGMENT INFORMATION
(In Millions of Dollars)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2005	2004	2005	2004
Revenues from External Customers:

Lubricant Additives	$574.1	$509.3	$1,704.9	$1,517.8
Specialty Chemicals	440.0	407.8	1,333.1	693.4

Total revenues	$1,014.1	$917.1	$3,038.0	$2,211.2

Segment operating income:

Lubricant Additives	$68.6	$66.0	$220.7	$201.6
Specialty Chemicals	47.5	29.6	150.5	46.0

Total segment operating income	116.1	95.6	371.2	247.6

Corporate expenses	(16.7)	(10.5)	(47.4)	(32.2)
Corporate other income (expense) — net	(0.8)	1.0	(1.1)	2.7
(Write-off of) credit for acquired in-process research and development	—	1.5	—	(33.5)
Restructuring and impairment charges	(7.4)	(10.5)	(18.9)	(17.9)
Interest expense — net	(25.1)	(26.1)	(74.4)	(48.5)

Income from continuing operations before income taxes	$66.1	$51.0	$229.4	$118.2

The Lubrizol Corporation
For the Periods Ending September 30, 2005 and 2004
Non-GAAP Disclosure Reconciliation
    (In Millions of Dollars, Except Per Share Data)
Earnings as adjusted (Non-GAAP) is a measure of income that differs from earnings from continuing operations measured in accordance with generally accepted accounting principles (“GAAP”). Earnings as adjusted (Non-GAAP) is income from continuing operations per our consolidated results, adjusted for exclusion of restructuring and impairment charges, the write-off of (credit for) acquired in-process research and development (IPR&D) and the currency forward contract gain. Management believes that both earnings from continuing operations and earnings as adjusted for exclusion of these special charges and credits assist the investor in understanding the results of operations of The Lubrizol Corporation. In addition, Management and the Board evaluate results using the earnings from continuing operations and earnings as adjusted basis.

	3rd Quarter 2005			3rd Quarter 2004
	Income	Income		Income	Income
	Before	After	Basic	Before	After	Basic
	Tax	Tax	EPS	Tax	Tax	EPS

Earnings from continuing operations	$66.1	$44.8	$0.66	$51.0	$31.4	$0.60

Adjustments:
Restructuring and impairment charges	7.4	5.0	0.07	10.5	6.8	0.13
Credit for acquired IPR&D	—	—	—	(1.5)	(0.9)	(0.02)

Total impact of adjustments	7.4	5.0	0.07	9.0	5.9	0.11

Earnings as adjusted (Non-GAAP)	$73.5	$49.8	$0.73	$60.0	$37.3	$0.71

	Nine Months Ended			Nine Months Ended
	September 30, 2005			September 30, 2004
	Income	Income		Income	Income
	Before	After	Basic	Before	After	Basic
	Tax	Tax	EPS	Tax	Tax	EPS

Earnings from continuing operations	$229.4	$152.3	$2.24	$118.2	$73.1	$1.41

Adjustments:
Restructuring and impairment charges	18.9	12.5	0.19	17.9	11.6	0.22
Write-off of acquired IPR&D	—	—	—	33.5	20.9	0.40
Currency forward contract gain	—	—	—	(6.4)	(4.2)	(0.08)

Total impact of adjustments	18.9	12.5	0.19	45.0	28.3	0.54

Earnings as adjusted (Non-GAAP)	$248.3	$164.8	$2.43	$163.2	$101.4	$1.95